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                                                                       EXHIBIT 8

                        JAECKLE FLEISCHMANN & MUGEL, LLP
                         A T T O R N E Y S  A T  L A W

   FLEET BANK BUILDING TWELVE FOUNTAIN PLAZA BUFFALO, NEW YORK 14202-2292 USA
                      TEL (716) 856-0600 FAX (716) 856-0432


                               September 10, 1999

EastGroup Properties, Inc.
300 One Jackson Place
188 East Capitol Street
Jackson, MS 39201-2195

              Re:  EastGroup Properties, Inc.; Registration of
                   3,181,920 Shares of Common Stock
                   -------------------------------------------

Ladies and Gentlemen:

                  We are legal counsel to EastGroup Properties, Inc., a Maryland corporation (the "Company"), and have represented the Company in connection with the preparation of its Registration Statement on Form S-3 in connection with registering 3,181,920 shares of the Company's Common Stock, par value $0.0001. We are furnishing this opinion at the request of the Company.

                  In rendering this opinion, we have reviewed (i) the Registration Statement; (ii) the Company's Charter and the Certificates of Incorporation or other organizational documents of each subsidiary, as amended;
(iii) the Company's Bylaws and the Bylaws of each subsidiary, as amended; (iv) the partnership agreements for partnerships in which the Company or a subsidiary is a partner; (v) the operating agreements for limited liability companies in which the Company or a subsidiary is a member; and (vi) the Company's federal income tax returns for the years ended December 31, 1995, December 31, 1996 and December 31, 1997.

                  We have reviewed with management of the Company the investments and operations of the Company and its subsidiaries. We have also reviewed certain documents of the Company and its subsidiaries relating to the ownership and operation of selected real estate properties and other investments, including management agreements and partnership agreements relating to such properties and forms of leases relating to the Company's or its subsidiaries' interest in such properties, and we rely upon representations made to us by management of the Company that such documents are representative of those existing and in effect with respect to other properties of the Company and its subsidiaries. Our discussions with management focused on, among other things, the number and holdings of stockholders of the Company; the actual and proposed distribution policy of the Company; various record keeping requirements; the composition of the assets of the Company; the magnitude of personal property included in its or its subsidiaries' real property leases; the income generated from subleases of its real property; and other matters which we deem relevant and upon which we rely for purposes of rendering this opinion.



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EastGroup Properties, Inc.
300 One Jackson Place
188 East Capitol Street
Jackson, MS 39201-2195
September 10, 1999
Page 2


                  Furthermore, in rendering this opinion we have relied upon a certificate of an officer of the Company. Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the certificate and the underlying assumptions upon which they are based, after reasonable inquiry and investigation, nothing has come to our attention that would cause us to question them.

                  Based upon the foregoing, we are of the opinion that, commencing with the taxable year ending December 31, 1988, the Company has continuously been organized and operated in conformity with the requirements for qualification as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"). The Company's method of operation will permit it to continue to meet the requirements for taxation as a "real estate investment trust" under the Code.

                  We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company's control, and it is not possible to predict whether the facts set forth in the Registration Statement and this letter will continue to be accurate in the future. In addition, our opinions are based on the Code and the regulations thereunder, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code and the regulations thereunder.

                  This opinion is being furnished to you in connection with the Registration Statement and may not be used or relied upon for any other purpose. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and we further consent to any and all references to our name therein.


                                            Very truly yours,



                                            JAECKLE FLEISCHMAN & MUGEL, LLP